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                                                                     EXHIBIT 2.3

                             EXPLORATION AGREEMENT


         This Exploration Agreement ("Agreement") is made and entered into as of April 9, 1998, by and between UNION PACIFIC RESOURCES COMPANY, a Delaware corporation ("UPR"), and UNITED STATES EXPLORATION, INC., a Colorado corporation, ("UXP").

                                   WITNESSETH:


         WHEREAS, UPR possesses certain unleased oil and gas fee mineral interests and oil and gas leasehold rights; and

         WHEREAS, UPR and UXP wish to enter into this Agreement for the exploration and development of the oil and/or gas reserves in and under the lands covered by such interests and rights, subject to the terms, covenants, and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, to be kept and performed by the parties hereto, UPR and UXP agree as follows:


                                    ARTICLE 1
                                  SUBJECT LANDS

The lands subject to this Agreement (collectively, the "Subject Lands") consist of all of UPR'S unleased, undeveloped oil and gas fee mineral interests (the "Granted Lands"), and oil and gas undeveloped leasehold rights (the "Leased Lands"), together with any lands pooled or unitized therewith, in the area shown on the plat attached hereto as Exhibit "A" (the "Contract Area"), excluding the following:

(a) all Assets, as the term is defined therein, included in the Purchase and Sale Agreement, dated April 9, 1998, by and between UPR, as Seller, and UXP, as Buyer (the "Purchase and Sale Agreement");

(b)      the lands referred to in Article 8 hereof;

(c)      lands constituting railroad right-of-way; and

(d)      any minerals other than oil, gas and associated hydrocarbons.





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                                    ARTICLE 2
              TERM OF THE AGREEMENT AND MINIMUM DRILLING COMMITMENT

The term of the Agreement shall be eighteen (18) months (the "Initial Term"), commencing the Effective Date (as defined in Article 11 hereof), and up to five
(5) Option Years thereafter.

During the Initial Term UXP shall drill a minimum of fifteen (15) Commitment Wells on the Subject Lands. If UXP drills at least fifteen (15) Commitment Wells on the Subject Lands within the Initial Term, it shall have the option to extend the term of the Agreement for an additional twelve (12) months (an "Option Year"), during which period it must drill a minimum of twenty (20) Commitment Wells on the Subject Lands. If UXP drills a minimum number of twenty (20) Commitment Wells within the Option Year, it shall have the option to extend the term of the Agreement for a second Option Year, subject to an additional twenty
(20) Commitment Well minimum drilling commitment, and, in a like manner, if it fulfills such commitment, it shall have the option to extend the term for a third, fourth and fifth Option Year, subject to fulfilling a twenty (20) Commitment Well minimum drilling commitment for each Option Year in order to extend the term of the Agreement for the next Option Year, up to five (5) Option Years.

To the extent UXP drills more than the minimum number of Commitment Wells required to be drilled during the Initial Term or during a particular Option Year, it shall receive credit of such excess amount against the minimum number of Commitment Wells it must drill the next Option Year (unless it is during the fifth and final Option Year), but not beyond such Option Year.

As used in this Agreement, a "Commitment Well" is a well drilled (I) on the Subject Lands, (ii) diligently and in a workmanlike manner to a minimum depth of 4,000 feet, and (iii) where UXP has commenced the actual, physical drilling of the well no later than 5:00 P.M., Mountain Time, on the last day of the term then in effect and thereafter continuously drilled and completed the well if a producer, plugged and abandoned it if a dry hole, or turned it over to UPR pursuant to Article 5 of this Agreement, all in accordance with all applicable laws, rules, and regulations.

 During the Initial Term and any Option Term for which this Agreement is in effect, UXP may drill wells on the Subject Lands at such locations and times as it deems appropriate and without limitation as to the number, all subject to applicable law. Any well on which UXP commences actual, physical drilling no later than 5:00 P.M. Mountain Time on the last day of the applicable term of this Agreement may be completed after the term of this Agreement, provided that the drilling and completion thereof are pursued diligently.

If UXP wishes to exercise an option to extend the term for an Option Year, it must provide UPR with written notice thereof not later than 5:00 P.M., Mountain Time, on the last day of the term then in effect and supply UPR with a list of the Commitment Wells drilled during the term then in effect and, within ten (10) days after notice is given, provide all logs and

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geological information required under Article 12 to the extent same is then available and has not been already provided.


                                    ARTICLE 3
            FAILURE TO MEET MINIMUM DRILLING COMMITMENT AND EXAMPLES

If UXP fails to meet its minimum drilling commitment during the Initial Term or any Option Year, then UXP will not have the right to extend the term of the Agreement for the next Option Year and, further, shall pay UPR, as liquidated damages, $125,000.00 for each Commitment Well it failed to drill during such term. UXP's loss of the right to extend the term of the Agreement and the payment of liquidated damages shall be in lieu of all other damages and UPR's sole remedy for UXP's failure to meet a minimum drilling commitment.

Example 1: During the Initial Term UXP drills a total of fifteen Commitment Wells. UXP then has the right to extend this Agreement for the first Option Year and during such year will have a twenty Commitment Well minimum drilling commitment.

Example 2: UXP drills ten Commitment Wells during the Initial Term. UXP loses the right to extend this Agreement and must pay UPR $625,000 in liquidated damages for the five Commitment Wells which UXP failed to drill during the Initial Term.

Example 3: During the first Option Year UXP drills twenty-five Commitment Wells and during the second Option Year drills ten Commitment Wells. During the first Option Year UXP earned the right to extend the Agreement to the second Option Year and may credit five of the Commitment Wells drilled against its second Option Year minimum drilling commitment. However, because UXP failed to meet its minimum drilling commitment during the second Option Year, UXP loses the right to extend this Agreement to the third Option Year and must pay UPR $625,000 in liquidated damages for the five Commitment Wells which UXP failed to drill during the second Option Year.


                                    ARTICLE 4
                                  DRILLING COST

UPR shall not be responsible for any costs, expenses and liabilities associated with the drilling and completing of wells drilled under this Agreement, except as provided in Article 5 and Article 9, including without limitation, title examination and curative costs, surface damage payments, site preparation costs, permitting fees, insurance, costs to physically drill the well (including all testing, coring, and casing), logging, sidetracking, plugging back, setting production casing, equipping the well, recompletions, reworks, storage, making production ready for market and plugging and abandonment as a dry hole.

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                                    ARTICLE 5
                        ELECTION TO TAKE OVER OPERATIONS

If UXP determines that a well drilled on the Subject Lands is not capable of producing oil or gas in paying quantities and that it should be plugged and abandoned, UXP shall promptly notify UPR by telephone or fax of such determination, followed promptly by a hard copy of the notice, sent by regular mail. The hard copy of the notice shall include (unless already provided to UPR) all logs and other geological information required by Article 12 during the drilling of a well. Should UPR agree with this determination (and a failure to respond in the manner and time indicated below shall constitute agreement to plug and abandon), UXP shall proceed at its cost and expense to plug and abandon the well in accordance with applicable laws, rules, and regulations, in which case it shall level the ground around the location and clear and clean the premises to the reasonable satisfaction of the surface owners and surface lessees.

Should UPR disagree with the determination to plug and abandon the well, it shall have 24 hours (including non-working days in UPR's Fort Worth office) following (1) the receipt of telephone or fax notice, or (2) the receipt by UPR of all logs and other geological information required herein during the drilling of the well, whichever last occurs, to advise UXP by telephone or fax (to be confirmed immediately in writing) of its decision to continue operations on the well. If UPR elects to continue operations, then all further operations on the well, effective as of the time UPR advises UXP of its election, including, if indicated, the plugging and abandonment of the well and restoration of the surface, shall be conducted entirely by UPR, at its sole cost, risk, and expense. If UPR takes over the well for further operations, UXP shall be deemed to have relinquished and transferred back to UPR, free of any overriding royalty, production payment, net profits interest, or other burden upon production created by UXP, all of the right, title, and interest which UXP has the right to acquire from UPR under this Agreement with respect to such well, including the right, title, and interest in and to (i) the well, and (ii) the material and equipment used or acquired in connection with the well which UPR retains for conducting operations hereunder. If , after taking over operations, UPR (i) plugs and abandons the well as a dry hole, then UXP shall earn the interest provided under Article 7 in the Section on which such well was drilled;
(ii) completes the well as a producer and UXP has not earned an interest in the Section on which such well was drilled, then UXP shall earn no interest or rights in such Section for as long as production continues in the Section; or
(iii) completes the well as a producer and UXP has already earned an interest in the Section on which the well was drilled, then UXP shall release and relinquish to UPR all rights in and to such wellbore and in the formations determined to be capable of producing by UPR. For purposes of determining UXP's rights and obligations under this Agreement, the well shall be considered to have been a Commitment Well which was plugged and abandoned as a dry hole by UXP on the date UPR elects to continue operations on the well.

If UPR elects to continue operations on the well as above provided, it shall reimburse UXP for the salvage value of all material and equipment in the well or used or acquired in

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connection with the well which are retained by UPR hereunder, less estimated costs of salvaging and less estimated cost of plugging and abandoning the well.


                                    ARTICLE 6
                                     TITLE

The rights granted UXP under this Agreement are granted without warranty and without covenants of title, including, without limitation, covenants to give possession or for quiet enjoyment. Upon request, UPR shall furnish to UXP such abstracts or other evidence of title as it has in its files, but there shall be no obligation on the part of UPR to purchase new or supplemental abstracts or to do any curative work in connection with the title to the Subject Lands. UXP shall furnish to UPR, without cost, copies of all title opinions and curative material obtained by UXP covering the Subject Lands; provided, however, UXP shall have no liability to UPR for the content of such materials.


                                    ARTICLE 7
                                     EARNING

For each well UXP drills on the Subject Lands during the Initial Term and any Option Year and completes either as a well capable of producing oil and gas in paying quantities or plugs and abandons as a dry hole, UPR shall grant to UXP:

         (a) a lease, substantially in the form of lease attached hereto as Exhibit "B,", attached hereto and made a part hereof, of 100% of UPR's interest in the Granted Lands, if any, in the Section on which said well is drilled, providing for a primary term of one year and a Lessor's royalty of 17.5% of 8/8ths of production from the well; and

         (b) an assignment, substantially in the form of assignment attached hereto as Exhibit "C" , of 100% of UPR's interest in the Leased Lands, if any, in the Section on which said well is drilled, reserving to UPR in each lease covered by the assignment an overriding royalty equal to the excess, if any, of 17.5% of 8/8ths of production from the well over the aggregate burdens of record as more fully described in Exhibit "C"; and

         (c) an assignment of UPR's contractual rights and obligations, if any, in the Section on which said well is drilled.

As used in this Agreement, the term "Section" shall mean the numbered governmental survey section, consisting of approximately 640 acres, within a Congressional Township.

If the mineral interest of UPR leased or if any lease, insofar as to lands assigned to UXP, covers less that the entire mineral estate or if less than 100% of the working interest in the

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lands assigned under a lease is assigned to UXP, the royalty or overriding royalty reserved by UPR shall be proportionately reduced.

UXP may from time to time request from UPR a list of contracts applicable to all or any portion of a prospect area of reasonable size on which UXP expects to drill a well hereunder. Within 14 days following such request, UPR shall, to the extent it is able to do so under confidentiality provisions, provide such list to UXP, with copies of all contracts referred to in the list, subject to any applicable confidentiality provisions. If any contract is subject to a confidentiality provision, UPR shall provide UXP with such list a description of the provisions thereof reasonably adequate to enable UXP to assess the rights and obligations that it would have under that contract in respect of such well and prospect area. UPR shall use reasonable commercial efforts to obtain a waiver of any such confidentiality provision, which shall continue after the list is provided if not previously obtained.

UXP shall request a lease or an assignment from UPR in writing within 45 days from the date the well is completed as a producer or plugged and abandoned as a dry hole, and such request shall include the prepared lease or assignment form; copies of the completion report filed with the Colorado Oil and Gas Commission, the drilling title opinion (if acquired), and surface damage release (or, in the event no surface damage release is obtained, verification of bond coverage); and final copies of all geological information. For wells completed as producers in which the drillsite spacing unit, as defined in the reports filed with the Colorado Oil and Gas Commission, includes Granted Lands, a division order ready for execution by UPR shall be included.


                                    ARTICLE 8
                                 EXCLUDED LANDS

Lands included in the Contract Area which, as of the date of this Agreement, are subject to Existing Agreements, insofar as to the formations covered by such Existing Agreements, shall not be Subject Lands and shall be excluded from the provisions of the Agreement ("Excluded Lands"). The Excluded Lands are described in Exhibit "D-1", attached hereto and made a part hereof. As used in this Agreement, "Existing Agreements" shall mean agreements described in Exhibit "D-2", attached hereto and made a part hereof, under which UPR's interest in the Excluded Lands is presently committed. Any failure to accurately or fully describe the lands subject to Existing Agreements in Exhibit "D-1" or the Existing Agreements in Exhibit "D-2" shall not affect the status of such lands as Excluded Lands and UPR shall have no liability for such failure absent gross negligence or willful misconduct on its part. UPR shall not amend or extend any Existing Agreement without the written consent of UXP.

If, during the Initial Term or an Option Term of the Agreement, Excluded Lands are no longer subject to an Existing Agreement, whether as a whole or as to one or more formations, they shall become Subject Lands. UPR shall notify UXP within 45 days of the date any such Excluded Lands become Subject Lands.


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If, during the term of this Agreement, UPR has the right or option to receive or acquire any working interest or other right useful in connection with the operation of wells in the Contract Area (including the right to acquire or use any wellbore or other existing operation, equipment or improvement), UPR, at the request of UXP, shall exercise such right or option and transfer the interest or assets so acquired to UXP. This provision shall include any right that UPR may have to convert a royalty, overriding royalty or non-working interest to a working interest. If a working interest is transferable hereunder, UPR shall be entitled to reserve the royalty or overriding royalty contemplated by Article 7. To carry out the terms of this provision, UPR shall notify the parties to the Existing Agreements and any other agreements that UPR and UPX may identify as providing such rights or options, that UXP is to be substituted for UPR (or added where the agreement so provides) for the purposes of receiving any notices under such agreements. UXP shall promptly forward to UPR copies of all notices received by UXP. Upon UXP's receipt of a notice creating a right or option in UPR as provided in the first sentence hereof, UXP may request UPR to exercise such right or option. If UXP does not instruct UPR in writing to exercise a right or option within fifteen (15) days (or such shorter period as required under the agreement governing the right or option) after UXP receives notice, UXP shall be deemed to have elected not to exercise its rights under this paragraph with respect thereto. UXP shall pay all costs associated with such exercise or transfer and shall be responsible and indemnify UPR against all costs and liabilities associated with the transfer, including plugging and abandonment. At UXP's expense, UPR shall provide UXP access to all information in UPR's possession or control to verify the status of UPR's rights described in this provision, during normal business hours and upon reasonable notice, subject to applicable contract provisions and appropriate confidentiality agreements. Before plugging and abandoning any well acquired under this paragraph, UXP shall offer the well back to UPR. If UPR does not elect in writing to take the well back within fifteen (15) days after it is offered by UXP, UPR shall be deemed to have elected not to take the well back.


                                    ARTICLE 9
                             RIGHT TO USE WELLBORES

UPR shall have the right to use UXP's wellbores for wells drilled pursuant to this Agreement to recomplete, at UPR's sole cost, risk, and expense, into formations in which UXP has no interest or no right to acquire an interest and, thereafter, to commingle its production from such formation with that of UXP using mutually agreed to allocation methods; provided, however, that UPR shall indemnify and hold UXP harmless from and against any loss or damages UXP may suffer as a result of such recompletion operations and that UXP shall operate all producing zones in the subject well once UPR has concluded its recompletion operations using such mutually agreed to allocation methods.

Notwithstanding the preceding paragraph, during the term of this Agreement and for a period of five (5) years thereafter, UXP shall have the first right to conduct an additional operation proposed by UPR. UPR shall provide UXP with a written description of any additional operation proposed by UPR and UXP shall have ten (10) days in which to elect to perform the additional operation at its sole cost, risk and expense (a failure to respond

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shall be deemed an election to decline). UXP shall diligently and in a workmanlike manner perform any additional operation it elects to conduct, and its leased or assigned interest for the Subject Lands on which the additional operation is performed shall thereafter include the formations subject to such additional operation.


                                   ARTICLE 10
                             RIGHT OF FIRST REFUSAL

During the term of this Agreement, UPR shall have a right of first refusal covering the Subject Lands in the Contract Area that are included in a proposed UXP farmout, where UXP is farmor, requiring the drilling of 10 or more wells, and either party shall have a right of first refusal concerning lands, wells, plants, or other facilities or properties located in the Contract Area for which the other party has received a bona fide purchase offer it is willing to accept for a price in excess of $5,000,000.00 (or its equivalent), subject to all third party rights.

Before entering into a transaction subject to this Article 10 , the party thereto shall provide written notice to the other party specifying the terms and conditions of such transaction and including a copy of any letters of intent, agreements or other writings between the parties to the transaction. The other party shall have fifteen (15) days following its receipt of a notice to advise whether it is willing to enter into the transaction under the same terms and conditions (subject to necessary Board of Directors approval). Failure to respond to such notice within the fifteen (15) day period shall be deemed an election to decline.

If a transaction subject to this Article 10 involves consideration other than cash or covers more lands, wells, plants, or other facilities or properties than are subject to this right of refusal, then the party proposing the transaction shall allocate a cash value to such lands, wells, plants, or other facilities or properties as are subject hereto based on the reasonable market value thereof.


                                   ARTICLE 11
                                 EFFECTIVE DATE

The Effective Date of the Agreement shall be June 1, 1998.


                                   ARTICLE 12
                             GEOLOGICAL REQUIREMENTS

The provisions of Exhibit "E, attached hereto, shall apply to the drilling of the wells on the Subject Lands .


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                                   ARTICLE 13
                                    INSURANCE

As to all operations provided for under this Agreement, UXP shall secure and maintain the following insurance in full force and effect:

(a) Workmen's Compensation Insurance: In compliance with the Workmen's Compensation laws of the State of Colorado.

(b) Employer's Liability Insurance: Limits of not less than $100,000.00 per person, covering all employees engaged in the performance of work in the state having jurisdiction over each employee. This policy shall contain a waiver of subrogation in favor of UPR with respect to operations covered by this Agreement.

(C) Comprehensive General Liability Insurance: For operations under this Agreement, a combined single limit per occurrence of not less than $1,000,000.00 for bodily injury and property damage. Such policy shall be endorsed to provide Blanket Contractual Liability covering obligations assumed herein.

(d) Comprehensive Automobile Insurance: Including non-owned and hired vehicles, coverage with a combined single limit per occurrence of not less than $1,000,000.00 for bodily injury and property damage.

(e) Liability Umbrella Insurance: (excess of underlying insurance coverage mentioned above) with a combined limit per occurrence coverage of not less than $10,000,000.00.

(f) Well Control Insurance: Including underground blowout, seepage, and pollution, with a combined single limit per occurrence coverage of not less than$5,000,000.00.

The insurance policies provided for in (c), (d), (e), and (f) shall name UPR as an additional insured, and all policies shall contain a provision stating that insurance underwriters shall waive all rights of subrogation in favor of UPR.

Prior to the drilling of the initial Commitment Well on the Subject Lands, UXP shall furnish certificates or copies of all policies of insurance evidencing current insurance coverage by insurance carriers reasonably acceptable to UPR in the amounts set forth above. Such insurance carriers shall be required, by the terms of the policies of insurance provided, to notify UPR 30 days in advance of any material change in or cancellations of such insurance.


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UXP shall require each independent contractor and subcontractor to carry and maintain insurance at his own expense in amounts deemed necessary to cover the risks inherent to the work or services being performed.


                                   ARTICLE 14
                              LAWS AND REGULATIONS

UXP shall comply with and conduct its operations under this Agreement in accordance with the lease and assignments granted hereunder and with all applicable laws, ordinances, rules, regulations, and orders of all governmental authorities having jurisdiction thereof. UXP shall indemnify and hold UPR harmless from any and all costs, expenses and liability which may arise from UXP's non-compliance therewith, including reasonable attorney fees.


                                   ARTICLE 15
                                  DELAY RENTALS

While this Agreement is in effect, UPR shall pay all delay rentals which become due and payable on the Leased Lands after the date of this Agreement and until UXP receives an assignment for Leased Lands on which such payments have been made; provided, however, that if UPR through mistake, oversight, or inadvertence fails to make any delay rental payment or other payments necessary to maintain the Leased Lands in force and effect as required hereunder, there shall be no liability provided UPR was not grossly negligent in such failure. UXP shall reimburse UPR for 100% of all delay rental payments made by UPR covering the Leased Lands while this Agreement is in effect. In the event UXP deems any such payment unreasonable, it may elect not to reimburse UPR and, thereafter, such Leased Lands shall no longer be Subject Lands. After UXP has earned an assignment as to particular Leased Lands, it shall be responsible for making all payments attributable to the interest assigned.


                                   ARTICLE 16
                                   ASSIGNMENT

UXP shall not assign its right or obligations under this Agreement (including its right to drill and operate wells on the Subject Lands), in whole or in part, without the prior written consent of UPR, which consent shall not be unreasonably withheld, taking into account such factors as credit-worthiness and technical competence of the assignee, whether UXP will remain as operator and/or the proposed number of assignees. UPR shall have ten (10) days from receipt of UXP's request for consent to assign pursuant hereto to respond. UPR's failure to respond within such ten (10) days shall be deemed consent to assign as requested by UXP.


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                                   ARTICLE 17
                                   ARBITRATION

Any disputes under this Agreement shall be resolved by binding arbitration. Either party may invoke its right to arbitration by providing written notice to the other, and the parties shall attempt to agree upon a single arbitrator. However, if the parties are unable to agree upon a single arbitrator within fifteen (15) days after the notice of arbitration, then each party shall select one arbitrator, and the two arbitrators so selected shall promptly select a third arbitrator. If the two arbitrators are unable to agree upon a third arbitrator, then the third arbitrator shall be selected by the American Arbitration Association. All arbitrators shall be impartial and independent of the parties and shall be experienced and knowledgeable about the subject matter (generally and not as to the express facts) of the dispute.

Any arbitration hearing shall be held at a place selected by the arbitrator(s). The arbitration shall be conducted in accordance with the United States Arbitration Act (9 U.S.C.A. ss.ss.1- 16) and the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms hereof, provided, however, nothing herein shall require that the arbitration be submitted to the American Arbitration Association except as to the appointment of an arbitrator. The decision of the arbitrator(s) with respect to the dispute shall be reduced to writing and binding on the parties. Judgment upon the award(s) rendered by the arbitrator(s) may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. No lawsuit shall be instituted by any party hereto, other than to compel arbitration proceedings or enforce the award of the arbitrator(s). UPR and UXP, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases; provided, however, that the prevailing party in any lawsuit brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorney's fees from the non-prevailing party. The charges and expenses of the arbitrator(s) shall be shared equally by UPR and UXP.

The arbitration shall commence within thirty (30) days after the single arbitrator or third arbitrator is selected, as the case may be. The arbitrator(s) may consult with and engage disinterested third party experts to advise them, and the fees and expenses of such third parties shall be considered to be charges and expenses of the arbitrator(s). The arbitrator(s) shall not award consequential, exemplary or punitive damages, or attorneys' fees, but may award interest reflecting the time value of money.

If an arbitrator selected hereunder should die, resign or be unable to perform his or her duties hereunder, the parties or the American Arbitration Association shall select a replacement Arbitrator. The procedure set forth in this Article 17 for selecting the arbitrator shall be followed from time to time as necessary.


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All privileges under Colorado and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Colorado law.


                                   ARTICLE 18
                             GRANTED LANDS PROVISION

The use of the surface of the Granted Lands hereunder is and shall at all times be subject to the exceptions and reservations set forth in those certain Quit Claim Deeds dated as of April 1, 1971, from Union Pacific Railroad Company to Union Pacific Land Resources Corporation or its affiliates, and appearing in the records of the County Clerk of the county in which the Granted Lands are located.

Among the exceptions and reservations set forth in the above referenced documents are the right of UPR's predecessors in title and their successors and assigns to use such portions of the Granted Lands as may not be required for the proper conduct of oil and gas operations hereunder and without liability for compensations or damages. It is agreed that, without the prior written consent of the owner thereof, no entry will be made upon or under any portion of any railroad right-of-way or station grounds and that no oil or gas operations shall be conducted within 200 feet (by surface or subsurface measurement) of:

(a) any railroad tracks or building upon such right-of -way or station grounds; or

(b)      any buildings upon Granted Lands.

Unless the requirement is waived in writing by UPR at its discretion, no entry shall be made for drilling operations, and no facility shall be installed upon any Granted Lands until a written agreement with the surface owner (a "Surface Owner's Agreement") has been secured by UPR, or, at UPR's request, UXP, in a form satisfactory to UPR. All Surface Owner's Agreements will be secured at the sole cost, risk, and expense of UXP, but payments out of or measured by production which UPR elects to pay to the surface owners shall be paid by UPR out of its royalty.


                                   ARTICLE 19
                                  FORCE MAJEURE

 In the event either party is rendered unable by force majeure to carry out its obligations under this Agreement (except to make payments of amounts due), such party shall furnish the other party with notice in writing by fax, mail, telegram, telex, or by telephone and immediately followed by such written communication, setting forth the full particulars of the force majeure claimed, as soon as possible after the occurrence of the force majeure relied on, and the obligations of that party, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer. The party relying upon such force majeure shall use due diligence and all reasonable

EXPLORATION AGREEMENT                                              PAGE 12 OF 16
efforts (including reasonable expenditures of money) to overcome the cause of force majeure relied upon. The term "force majeure," as employed in this Agreement, shall mean landslides, earthquakes, storms, floods, weather related disturbances, and other acts of God, strikes or other industrial disturbances, wars, blockades, insurrections, riots, civil disturbances, and acts of the public enemy, explosion, arrest, and governmental restraint, delay or inaction, or any other reason beyond the control of the party claiming force majeure. Force majeure shall not include (I) changes in the price or market for oil, gas and associated hydrocarbons; (ii) general economic conditions; (iii) costs of equipment (including rigs), supplies, labor or surface access; and (iv) the obligation to pay liquidated damages for undrilled wells.


                                   ARTICLE 20
                                  MISCELLANEOUS

20.01 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

20.02 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein and attached hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof.

20.03 SUCCESSION. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

20.04 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

20.05 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

20.06 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado .


EXPLORATION AGREEMENT                                              PAGE 13 OF 16

20.07 EXHIBITS. All exhibits and schedules hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

20.08 WAIVER. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by written instrument executed by the Party waiving the compliance. The failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party's right to enforce the same. No waiver by either Party of any condition or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

20.09 FURTHER ASSURANCES. After the Closing, each of the Parties will execute, acknowledge, and deliver to the other such further instruments, and take such other actions, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered, or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

20.10    NOTICES.
         All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice given by fax transmittal shall be deemed given upon confirmation of transmission of the fax, provided that any attachments referenced in the notice are also sent via fax at the same time; however, a party giving notice by fax transmittal shall also send a hard copy of the notice, and any attachments referenced therein, promptly by regular mail unless a different type of mailing is required by this Agreement. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         IF TO UPR:                             IF TO UXP:

         Union Pacific Resources Company        United States Exploration, Inc.
         801 Cherry Street                      1560 Broadway, Suite 1900
         Fort Worth, Texas 76102                Denver, Colorado 80202
         Attention:   J.  F.  Carroll           Attention:  Bruce D.  Benson
                      Manager, Divestitures                 Chairman, CEO,
                                                            President
         Telephone:   (817) 877-7718            Telephone:  (303) 863-3550
         Fax:         (817) 877-6093            Fax:        (303) 863-1932

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telex,


EXPLORATION AGREEMENT                                              PAGE 14 OF 16
         ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         If the date specified in this Agreement for giving any notice or taking any action , except for any notice required under Article 2, is not a Business Day (or if the period during which any notices required to be given or any action taken expires on a date which is not a Business
         Day) then, except as expressly provided herein, the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. As used in the Agreement, the term "Business Day" shall mean a day on which the New York Stock Exchange is not closed.

20.11 RELATION OF PARTIES. It is not the intention of the parties to create any partnership, mining partnership, or association, and neither this Agreement nor the operations contemplated hereunder shall be construed or considered as creating any such legal relationship. The liabilities of the parties shall be several, and not joint or collective, and the provisions hereof and any exhibit attached hereto shall not in any way change, alter, amend, or affect the substantive rights and obligations of the parties otherwise contained in this Agreement. Furthermore, nothing herein contained shall be construed as providing, directly or indirectly, for any joint or cooperative refining or marketing or sale of any party's interest in oil and gas or the products therefrom.

20.12 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation and in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

20.13 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, and other persons given rights of indemnification hereunder.

20.14 CONSTRUCTION. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including, without limitation.

EXPLORATION AGREEMENT                                              PAGE 15 OF 16

20.15 MERGER INTEGRATION. This writing is intended by the parties as a complete and final statement of their agreement, and it supersedes and replaces any prior oral or written statements or agreements. This Agreement may only be modified or amended by a writing which is executed by both parties.

         This Agreement shall survive the delivery of leases and assignments under Article 7 and shall not be merged into such leases and assignments.

20.16 PRIOR AGREEMENT. This Agreement supersedes and replaces the Exploration Agreement between the parties dated April 9, 1998.

         IN WITNESS WHEREOF, the parties have executed this Agreement on May 15, 1998, but effective as of the day and year first above written.

UNION PACIFIC RESOURCES COMPANY


By: /s/ JOSEPH F. CARROLL
   -----------------------------------
         Joseph F. Carroll
         Attorney-in-Fact


UNITED STATES EXPLORATION, INC.


By: /s/ BRUCE D. BENSON
   -----------------------------------
         Bruce D. Benson
         Chairman, CEO, President


EXPLORATION AGREEMENT                                              PAGE 16 OF 16

                                    EXHIBITS


"A"          Contract Area

"B"          Oil and Gas Lease

"C"          Assignment of Oil and Gas Lease

"D-1"        Excluded Lands

"D-2"        Existing Agreements

"E"          Geological Requirements

                                  EXHIBIT "A"

                                 CONTRACT AREA

             [Description of area covered by Exploration Agreement]

                                  EXHIBIT "B"

                               OIL AND GAS LEASE

    [Form of oil and gas lease to be issued by UPR on owned acreage earned, which is substantially identical to Exhibit D-2 to the Asset Purchase and Sale Agreement filed as Exhibit 2.1 to this Report]

                                  EXHIBIT "C"

                         ASSIGNMENT OF OIL AND GAS LEASE

[Form of assignment of oil and gas lease to be issued by UPR on leased acreage earned, which is substantially identical to Exhibit D-1 to the Asset
        Purchase and Sale Agreement filed as Exhibit 2.1 to this Report]

                                 EXHIBIT "D-1"

                                 EXCLUDED LANDS

                    [List of lands in Contract Area excluded
                          from Exploration Agreement]

                                 EXHIBIT "D-2"

                               EXISTING AGREEMENTS

                    [List of agreements to which lands in Contract Area
                                  are subject]

                                   EXHIBIT "E"

                            Geological Requirements

                    [Requirements to be complied with by UXP
                      in drilling wells in Contract Area]